EMPOWERING patent OWNERS, REWARDING INVENTION FOR RELEASE September 9, 2019 Acacia Research Appoints Executive Leadership Clifford Press Named Chief Executive Officer, Alfred Tobia Named Chief Investment Officer, to Implement Absolute Return Investment Strategy Irvine, Calif. - (BUSINESS WIRE) – September 5, 2019 - Acacia Research Corporation(1) ("Acacia" or "the Company") (Nasdaq: ACTG) today announced that the Board of Directors has named Clifford Press as Chief Executive Officer and Alfred V. Tobia Jr. as Chief Investment Officer, effective immediately. The appointment of new senior leadership is a key step of the reconstitution of Acacia’s Board of Directors and management and is aligned with Acacia’s absolute return asset management strategy. “Shortly after the stockholders of Acacia elected Clifford and Al to join the Board, the previous directors resigned and members of the former management team departed the company,” commented Maureen O’Connell, Acacia’s Chairman of the Board of Directors. “Clifford and Al stepped in to stabilize the business, safeguard Acacia’s assets and establish sound governance. Over the past year, it has become clear to the Board that Clifford and Al possess the skillsets needed to execute our new strategy, including their asset management, investment research, M&A transactional expertise and corporate governance experience. Accordingly, the Board asked Clifford and Al to put aside their other business interests and take on these responsibilities at Acacia full time. We are gratified that they agreed to do so, and we are confident that they are the right people to lead Acacia’s management team going forward.” “With a clear strategy and a stabilized business, Acacia is uniquely positioned to operate an IP-focused, absolute return strategy,” commented Mr. Press. “This strategy involves diversifying our business, including adding new revenue streams, augmenting our IP portfolio through acquisitions and partnerships, and opportunistically identifying situations where we can bring expertise to create absolute returns. Strategic transactions are expected to be a key component of this overall strategy as we build the new Acacia management team.” “For more than 30 years, I have researched technology companies, initially from the perspective of a sell-side analyst and then as an investor and board member,” commented Al Tobia. “Since joining the board of Acacia, we have seen that there are significant opportunities for a well-capitalized IP manager to partner with leading technology companies. I am excited to begin to work full-time with Clifford and Marc Booth, our Chief IP Officer to accelerate the rebuilding of Acacia. We look forward to meeting with our shareholders and reviewing our plan for Acacia.”

Mr. Press is an experienced governance-oriented investor with deep operational and M&A expertise and a demonstrated record of driving positive results at public companies where he has served on the board. Mr. Press has served on the boards of numerous public companies, including Coherent, Inc. (NASDAQ: COHR), SeaBright Holdings, Inc. (NYSE: SBX), Newcastle Investment Corporation, now Drive Shack (NYSE: DS), Quantum Corporation (OTCMKTS: QMCO) and Stewart Information Services Corporation (NYSE: STC). As a board member, Mr. Press oversaw stock appreciation, increased returns, management transitions and successful mergers. Previously, Mr. Press served as Partner and Managing Member at Oliver Press Partners, LLC since co-founding the firm in March 2005. In 1986, Mr. Press co-founded the investment company Hyde Park Holdings, which engaged in a number of investment and acquisition activities from its founding through March 2003. Prior to Hyde Park Holdings, Mr. Press worked in the Mergers & Acquisitions Department of Morgan Stanley. Mr. Tobia has served as a portfolio manager at Sidus Investment Management, a technology investment firm he co- founded in March 2000, with Michael Barone. As of this announcement, Mr. Tobia will be relinquishing his role as a General Partner. Prior to Sidus, Mr. Tobia was a publishing research analyst covering the Data Networking and Telecommunications sectors as Senior Managing Director at Montgomery Securities, Nations Bank and Bank of America from 1996 to 2000. From 1992 to 1996, he was a Senior Technology Analyst at Wertheim Schroeder & Co. During this period, Mr. Tobia was twice named to the Wall Street Journal’s Analyst All-Star team for stock selection. From 1986 to 1992 Mr. Tobia was a technology analyst at Mabon Nugent & Co. Mr. Tobia has served as a member of the board of Harte Hanks (NYSE: HHS) since July 2017. ABOUT ACACIA RESEARCH CORPORATION Founded in 1993, Acacia Research Corporation (ACTG) invests in Intellectual Property Assets and partners with inventors and patent owners to realize the financial value in their patented inventions. Acacia bridges the gap between invention and application, facilitating efficiency and delivering monetary rewards to the patent owner. Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com. Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully implement our strategic plan, the ability to successfully build out a new leadership team within a certain timeframe, the ability to streamline financial reporting, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions and the success of our investments. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the forgoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter. This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur from period to period. Investor Contact: FNK IR Rob Fink, 646-809-4048 rob@fnkir.com or Media Contact: Sloane & Company Joe Germani / Kristen Duarte, 212-486-9500 jgermani@sloanepr.com / kduarte@sloanepr.com